UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C.

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 16, 2009

ACCESS PHARMACEUTICALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-9314	83-0221517
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 Stemmons Freeway, Suite 176 Dallas, Texas	75207
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(214) 905-5100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

x	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

/ /	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

/ /	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

/ /	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01      ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On June 16, 2009, Access Pharmaceuticals, Inc. (“Access”) entered into that certain transition services agreement with Dr. David Nowotnik, Senior Vice President, Research and Development, pursuant to which Access and Dr. Nowotnik agreed to a salary reduction to $10,000 per month in exchange for an additional grant of options to purchase 75,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the shares on the grant date which vest ratably over a six-month term (the “Transition Services Agreement”).

As a result of entering into the Transition Services Agreement, Dr. Nowotnik remains an executive of Access but the Employment Agreement, dated as of November 16, 1998 which was previously entered into between Access and Dr. Nowotnik is no longer in effect.  This constitutes a step in Access’ ongoing efforts to conserve its cash resource while continuing to work toward executing its business strategy.

On June 16, 2009, Access Pharmaceuticals, Inc. (“Access”) entered into that certain transition services agreement with Stephen Thompson, Chief Financial Officer, pursuant to which Access and Mr. Thompson agreed to a salary reduction to $7,500 per month in exchange for an additional grant of options to purchase 75,000 shares of the Company’s common stock at an exercise price equal to the fair market value of the shares on the grant date which vest ratably over a six-month term (the “Transition Services Agreement”).

As a result of entering into the Transition Services Agreement, Mr. Thompson remains an executive of Access but the Employment Agreement, dated as of June 24, 2005 which was previously entered into between Access and Mr. Thompson is no longer in effect.  This constitutes a step in Access’ ongoing efforts to conserve its cash resource while continuing to work toward executing its business strategy.

ITEM 1.02.  TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT

See Item 1.01 above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCESS PHARMACEUTICALS, INC.

By:	/s/ Stephen B. Thompson

Stephen B. Thompson
Vice President, Chief Financial Officer

Date: June 16, 2009